Exhibit 23.2

Crowe Chizek and Company LLC
Member Horwath International

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Tennessee Commerce Bancorp, Inc. of our report dated March 31, 2005 with respect to the consolidated balance sheet of Tennessee Commerce Bancorp, Inc. as of December 31, 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2004, and also to the reference to our firm under the heading “Experts” in the prospectus which is a part of this Registration Statement.

Crowe Chizek and Company LLC

Brentwood, Tennessee

April 21, 2006